Exhibit 5.1

[Letterhead of]

CRAVATH, SWAINE & MOORE LLP
[New York Office]

November 20, 2019

Gannett Co., Inc.
Post-Effective Amendment No. 1 on Form S-8 to Form S-4

Ladies and Gentlemen:

We have acted as counsel to Gannett Co., Inc. (formerly known as New Media Investment Group Inc.), a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Post-Effective Amendment No. 1 on Form S-8 (the “Registration Statement”) to the Form S-4 (File No. 333-233509), as amended, under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by the Company of up to 16,364,584 shares of common stock (the “Shares”), par value $0.01 per share, of the Company, issuable pursuant to the Gannett Co., Inc. 2015 Deferred Compensation Plan, the Gannett Co., Inc. 2015 Omnibus Incentive Compensation Plan and the Gannett Co., Inc. 401(k) Savings Plan (in each case, as amended or restated from time to time) (collectively, the “Plans”) (such issuance, the “Share Issuance”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Amended and Restated Certificate of Incorporation of the Company, as amended on November 19, 2019, (b) the Amended and Restated Bylaws of the Company, as adopted on November 19, 2019, (c) the resolutions adopted by the Board of Directors of the Company by unanimous written consent on November 18, 2019, (d) the Plans, (e) the Agreement and Plan of Merger, dated as of August 5, 2019, by and among the Company, Gannett Media Corp. (formerly known as Gannett Co., Inc.), a Delaware corporation, Gannett Holdings LLC (formerly known as Arctic Holdings LLC), a Delaware limited liability company and wholly owned subsidiary of the Company (“Intermediate Holdco”), and Arctic Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Intermediate Holdco, and (f) the Registration Statement. We have relied, with respect to certain factual matters, on representations of the Company and documents furnished to us by the Company without independent investigation or verification of their accuracy.

We have also assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Based on the foregoing and subject to the qualifications set forth herein and subject to compliance with applicable state securities laws, we are of the opinion that the Shares, upon issuance and delivery thereof in accordance with the terms and conditions of the applicable Plan, and in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

          We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

          We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Gannett Co., Inc.
7950 Jones Branch Drive
McLean, VA 22107-0910

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